Exhibit 21
MATERIAL SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
Jason Industries, Inc.	Delaware
Jason Partners Holdings Inc.	Delaware
Jason Holdings, Inc. I	Delaware
Jason Incorporated	Wisconsin
Osborn, LLC	Delaware
Schaffner Manufacturing Co., Inc.	Pennsylvania
Milsco, LLC	Delaware
JacksonLea de Mexico S.A. de R.L. de C.V.	Mexico
Milsco de Mexico S. de R.L. de C.V.	Mexico
Jason Asia Holdings Pte. Ltd.	Singapore
Osborn Singapore Pte. Ltd.	Singapore
Jason Milwaukee Ireland Ltd.	Ireland
Jason Holding GmbH	Germany
Osborn GmbH	Germany
Osborn International AB	Sweden
Dronco GmbH	Germany
Osborn International Srl	Romania
Osborn Lippert Pvt. Ltd.	India
Osborn-Unipol S.A.S.	France
Osborn-Unipol Lda	Portugal
Jason Holdings UK Ltd.	United Kingdom
Jason UK Ltd.	United Kingdom
Osborn-Unipol Ltd.	United Kingdom
Osborn-International LTDA	Brazil
Jason International Holdings, Inc.	Nevada
Osborn-Unipol S.L.	Spain
Jason Industries Ireland Ltd.	Ireland
Hsin Feng Chemical	Taiwan
Lea (Hong Kong) International Ltd.	Hong Kong
Shanghai JacksonLea Polishing Materials Co., Ltd.	People’s Republic of China
JacksonLea (Jiangmen) Polishing Materials Co. Ltd.	People’s Republic of China